EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cogo Group, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference herein.

Our report dated March 16, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph that states Cogo Group, Inc. acquired Long Rise Holdings Limited during 2008 and management excluded from its assessment of the effectiveness of Cogo Group, Inc.’s internal control over financial reporting as of December 31, 2008, Long Rise Holdings Limited’s internal control over financial reporting associated with total assets of RMB34.8 million and total revenue of RMB37.3 million included in the consolidated financial statements of Cogo Group, Inc. and subsidiaries as of and for the year ended December 31, 2008. Our audit of internal control over financial reporting of Cogo Group, Inc. also excluded an evaluation of the internal control over financial reporting of Long Rise Holdings Limited.

/s/ KPMG

Hong Kong, China
February 4, 2010